SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material under Rule 14a-12


                            Pioneer Interest Shares
               (Name of Registrant as Specified in its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

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Pioneer Interest Shares Annual Shareholder Meeting and Special Meeting


Q & A

Q. When is the Annual Meeting and separate Special Meeting being held for shareholders of Pioneer Interest Shares?

A. The Annual Meeting and separate Special Meeting for shareholders of Pioneer Interest Shares will be held on September 5, 2006.

Q. What are the proposals being considered at the Annual Meeting and the Special Meeting?

A. At the Annual Meeting, shareholders are considering a proposal to elect nine Trustees of the Fund to serve on the Board of Trustees (Proposal 1).

At the Special Meeting, shareholders will consider the following:

o Proposals 3(a-f): Proposals to approve the elimination or amendment of certain fundamental investment restrictions and policies.

o Proposal 4: A proposal to approve amendments to the management contract between the Fund and Pioneer Investment Management Inc.

o Proposal 5: A proposal to approve amending the Fund's Agreement and Declaration of Trust to provide for the issuance of preferred shares. Please note the Trustees have not determined if the Fund should in fact issue preferred shares at this time.

Shareholders should read the proxy statement for more information about these proposals.

Q. Will shareholders have an opportunity to vote on these proposals prior to the meetings on September 5, 2006?

 A. Yes, shareholders began receiving proxy materials and proxy cards the week of July 24, 2006. Two proxy cards were mailed for each shareholder. One card is for the Annual Meeting and the other card is for the Special Meeting. Shareholders may vote their proxy cards directly by mail, or they may vote by telephone or on the Internet. Voting instructions can be found on the proxy cards.

Q. How does the Board of Trustees recommend that shareholders vote?

A. The Board of Trustees have reviewed each proposal and they recommend that shareholders vote FOR each proposal. A FOR vote means that shareholders are in favor of the proposals as outlined in the proxy statement.


For Pioneer Internal Use Only.